EXHIBIT 10.1

Transactions Relating to the Ordinary Shares of the Issuer During the Past Sixty (60) Days

The following table sets forth all transactions relating to the Ordinary Shares of the Issuer that were effected during the past sixty (60) days by the applicable Reporting Person.

Reporting Person Name	Date of Event	Type of Transaction	Number of Shares	Price Per Share	Footnote
FLSPF	9/17/2025	Purchase	15,981	$23.6953	(1)
FLSPF	9/17/2025	Purchase	4,714	$23.6953	(2)
FLS X	9/17/2025	Purchase	660	$23.6953	(1)
FLS XI	9/17/2025	Purchase	1,756	$23.6953	(1)
FLS XII	9/17/2025	Purchase	3,065	$23.6953	(1)
FLSPF	11/1/2025	Purchase	2,989,476	-	(3)

(1)

These shares were purchased in multiple transactions at prices ranging from $23.46 to $23.75, inclusive. The Reporting Person undertakes to provide to the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares purchased at each separate price.

(2)

These shares were purchased by Frazier Life Sciences Public Overage Fund, L.P. (“FLSPOF”) in multiple transactions at prices ranging from $23.46 to $23.75, inclusive. On November 1, 2025, FLSPOF merged with and into FLSPF.  FLSPF, as successor to FLSPOF, undertakes to provide to the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares purchased at each separate price.

(3)

On November 1, 2025, FLSPF and FLSPOF entered into a merger agreement, which resulted in FLSPOF merging with and into FLSPF. As a result of the merger, FLSPF acquired 2,989,476 Ordinary Shares of the Issuer from FLSPOF.